UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 8, 2004

RAMCO-GERSHENSON PROPERTIES TRUST
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-10093	13-6908486
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan		48334
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	248-350-9900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On December 2, 2004, Ramco/Lion Venture LP ("Ramco/Lion"), a subsidiary of Ramco-Gershenson Properties, L.P. ("Ramco"), the operating partnership of Ramco-Gershenson Properties Trust (the "Trust") and of which the Trust is the general partner, entered into a Bridge Loan Agreement (the "Bridge Loan Agreement"), dated December 2, 2004, with KeyBank National Association, as Agent for the Lenders and as a Lender ("KeyBank"). The Bridge Loan Agreement provides for total borrowings by Ramco/Lion of up to $79 million. Borrowings under the Bridge Loan Agreement were used by Ramco/Lion to acquire Village Plaza in Lakeland, Florida and Treasure Coast Commons in Jensen Beach, Florida (collectively, the "Centers").

The borrowings under the Bridge Loan Agreement are secured by a pledge by Ramco/Lion of the limited partnership interests in the owners of the Centers and the membership interests in the general partners of the owners of the Centers and are guaranteed by Ramco and the Trust. The Bridge Loan Agreement matures on May 30, 2005. The borrowings under the Bridge Loan Agreement bear interest at a variable rate equal to LIBOR plus 1.75%. Interest on the borrowings is payable monthly, and principal is payable in full at maturity. KeyBank is also a lender under each of the Trust’s secured and unsecured credit facilities.

Ramco intends to refinance the borrowings under the Bridge Loan Agreement prior to maturity by arranging permanent financing for the Centers and/or by entering into joint venture arrangements with respect to the Centers in which Ramco may not own a majority of the ownership interests and which may be accounted for by the Trust under the equity method; however, there can be no assurances that Ramco will be able to obtain such permanent financing or joint venture arrangements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMCO-GERSHENSON PROPERTIES TRUST

December 8, 2004	By:	Richard J. Smith

Name: Richard J. Smith
Title: Chief Financial Officer